Exhibit 4.12

SIXTH AMENDMENT
to
CREDIT AGREEMENT

by and among

WHITTIER ENERGY COMPANY, WHITTIER OPERATING, INC., and OLYMPIC RESOURCES (ARIZONA) LTD., collectively as Borrower, and WHITTIER ENERGY CORPORATION, as Parent Company,

and
COMPASS BANK, as Bank

This Sixth Amendment (“Sixth Amendment”) to that certain Credit Agreement dated July 17, 2002 originally by and among WHITTIER ENERGY COMPANY, a Nevada corporation (“Whittier Energy”), WHITTIER OPERATING, INC., a Texas corporation (“Whittier Operating”) and COMPASS BANK, an Alabama state chartered bank (the “Bank”) is entered into this        day of November 2004, by and among Whittier Energy, Whittier Operating, and OLYMPIC RESOURCES (ARIZONA) LTD., an Arizona corporation (collectively “Borrower”), WHITTIER ENERGY CORPORATION, a Nevada corporation (“Parent Company”) and Bank.

W I T N E S S E T H:

Whereas, Borrower and Bank entered into that certain Credit Agreement dated July 17, 2002, as amended by the First Amendment thereto dated March 10, 2003, the Second Amendment thereto dated September 9, 2003, the Third Amendment thereto dated April 15, 2004, the Fourth Amendment thereto dated May 12, 2004, and the Fifth Amendment thereto dated June 22, 2004 (as amended, the “Credit Agreement”).

Whereas, Borrower and Parent Company have requested that Bank amend the Credit Agreement and Bank has agreed to such amendments to the Credit Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

I.                                         Specific Amendments to Credit Agreement.

Article I of the Credit Agreement is hereby amended by revising the following defined terms in their entirety to read as follows:

“Borrower” means, collectively, Whittier Energy Company, a Nevada corporation, Whittier Operating, Inc., a Texas corporation, and Olympic Resources (Arizona) Ltd., an Arizona corporation.

“Maturity Date” means October 1, 2007.

“Note” means that certain reducing revolving promissory note in the original face amount of $15,000,000.00, dated effective July 17, 2002, made by Borrower payable to the order of Bank, in the form attached as Exhibit “A” to the Sixth Amendment, together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to Borrower by Bank pursuant to Section 2.01 hereof, and which note amends, restates, renews, extends, and rearranges, but does not extinguish, the indebtedness evidence by that certain note originally executed on July 17, 2002, by Whittier Energy Company and Whittier Operating, Inc., in the form originally attached as Exhibit A to this Agreement.

“Tangible Net Worth” means the total assets of the Credit Parties on a consolidated basis exclusive of (a) those assets classified as intangible, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges, (b) treasury stock and minority interests in any Person, (c) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, allowances for depreciation, depletion, obsolescence and/or amortization of properties, uncollectible accounts, and contingent but probable liabilities as to which an amount can be established, (e) all assets arising from advances to any partners, managers, officers, former officers or sales representatives of any Credit Party made outside of the ordinary course of business, (f) unrealized gains or losses attributable to any Credit Party’s ownership of Securities in any Person as of the date of Closing and (g) unrealized gains or losses accounted for in accordance with Financial Accounting Standard 133 relating to Hedging Transactions; less total liabilities of the Credit Parties; all of the above being determined in accordance with GAAP.

 Article I of the Credit Agreement is hereby further amended by adding thereto, in alphabetical order among the existing defined terms therein, the following defined terms:

“Credit Parties” means, collectively, Borrower and Parent Company.

“Sixth Amendment” means the Sixth Amendment to this Agreement executed by Borrower and Bank on November    , 2004.

Section 2.01 of the Credit Agreement is hereby amended by adding the following text after the last grammatical paragraph of such Section:

Whittier Operating, Inc., and Olympic Resources (Arizona) Ltd., each hereby appoints Whittier Energy Company as its agent and attorney-in-fact for purposes of submitting to Bank each Request for Advance permitted to be submitted under this Agreement and for purposes of receiving each Loan advance hereunder, hereby ratifying, adopting, and confirming all that said Whittier Energy Company has done or may hereafter do pursuant to said power of attorney.  This appointment is a power coupled with an interest, and shall be deemed irrevocable until all Obligations of the Borrower to Bank under this Agreement have been fully repaid and performed, as applicable, and all obligations of the Bank to make advances to Borrower under this Agreement have terminated.  Each advance of a Loan by Bank to Borrower hereunder shall be deemed to have been made jointly to each Borrower, and each Borrower shall be jointly and severally liable for repayment thereof.

Article V of the Credit Agreement is hereby amended replacing the preamble thereof in its entirety with the following text:

Each of the Credit Parties covenant, so long as any Indebtedness of Borrower to Bank remains unpaid under this Agreement or Bank remains obligated to make advances hereunder, that: Borrower shall do, and Parent Company shall cause Borrower to do, the following; and Parent Company shall do each of the following that relates specifically to Parent Company:

Article V of the Credit Agreement is hereby further amended by replacing Sections 5.28, 5.29, and 5.30 thereof in their entirety with the following:

5.28                           Tangible Net Worth Requirements.  The Credit Parties shall maintain a total Tangible Net Worth of not less than $7,300,000.00, plus: (a) fifty percent (50%) of net income (excluding losses) of the Credit Parties on a consolidated basis during all quarterly periods subsequent to June 30, 2004, and (b) one hundred percent (100%) of any increases in shareholders’ equity resulting from the sale or issuance of equity interests in any of the Credit Parties on a consolidated basis during any quarterly period subsequent to June 30, 2004.

5.29                           EBITDAX to Interest Expense Ratio.  The Credit Parties will maintain (calculated on a consolidated basis in accordance with GAAP) a ratio of quarterly EBITDAX to quarterly Interest Expense of not less than three-to-one (3.00:1.00).  Compliance with this covenant shall begin with the quarter ending September 30, 2004.  For the purposes of calculating this ratio:

(a)                                  “EBITDAX” shall be defined as the sum of net income before interest expenses, taxes, depreciation, depletion, amortization, exploration costs and other non-cash expenses less non-cash income and less any capitalized expenses, and

(b)                                 “Interest Expense” shall be defined as the sum of all cash interest amounts (including any capitalized interest payments) required to be paid during such quarter on all of the Credit Parties’ Indebtedness including, but not limited to, the Indebtedness evidenced by the Note.

5.30                           Current Ratio.  The Credit Parties shall maintain a ratio of Current Assets to Current Liabilities (each defined on a consolidated basis in accordance with GAAP) of at least one-to-one (1.00:1.00), determined quarterly beginning with the quarter ending September 30, 2004.  For purposes of this ratio, Current Assets shall include unused availability under the Revolving Commitment but shall exclude assets accounted for in accordance with Financial Accounting Standards 133 under GAAP and Current Liabilities shall exclude current maturities of the Loans and any liabilities accounted for in accordance with Financial Accounting Standards 133 under GAAP.

Article VI of the Credit Agreement is hereby amended replacing the preamble thereof in its entirety with the following text:

Without the prior written consent of Bank and so long as any part of the principal or interest on the Note shall remain unpaid or Bank remains obligated to make advances hereunder, Borrower and its Subsidiaries will not, and Parent Company shall cause Borrower and its Subsidiaries not to:

Article VI of the Credit Agreement is hereby further amended by replacing each reference to the term “Borrower” in Sections 6.01 through 6.10, 6.12, and 6.13 thereof with the words “any Credit Party”.

Section 7.01 of the Credit Agreement is hereby amended by replacing each reference to the term “Borrower” in subsections (c), (d), and (f) through (i) thereof with the words “any Credit Party”.

II.                                     Conditions Precedent in Connection with the Sixth Amendment.  The obligation of Bank to enter into the Sixth Amendment is subject to satisfaction of the following conditions precedent:

(a)     Receipt of Sixth Amendment.  Bank shall have received multiple counterparts of the Sixth Amendment, as requested by Bank, duly executed by each Borrower and by Parent Company.

(b)    Receipt of Note.  Bank shall have received the Note in the form attached as Exhibit A to this Sixth Amendment, duly executed by each Borrower.

(c)     Accuracy of Representations and Warranties and No Event of Default.  The representations and warranties contained in Article IV of the Credit Agreement shall be true and correct in all material respects on the date of the Sixth Amendment with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing.

(d)    Legal Matters Satisfactory to Special Counsel to Bank.  All legal matters incident to the consummation of the transactions contemplated by the Sixth Amendment shall be satisfactory to the firm of Porter & Hedges, L.L.P., special counsel for Bank.

(e)     No Material Adverse Change.  No material adverse change shall have occurred since the date of the Credit Agreement in the condition, financial or otherwise, of Borrower.

III.                                 Reaffirmation of Representations and Warranties.  To induce Bank to enter into this Sixth Amendment, each Borrower hereby reaffirms, ratifies, adopts, and confirms, as of the date hereof, its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant thereto, and each Borrower and Parent Company, respectively, additionally represents and warrants as follows:

(a)     The execution and delivery of this Sixth Amendment and the performance by Borrower and Parent Company, respectively, of its obligations under this Sixth Amendment are within such Borrower’s or Parent Company’s, as applicable, Corporate Power, have been duly authorized by all necessary Corporate Action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Governing Documentation of Borrower or Parent Company, respectively, or of any agreement binding upon Borrower or Parent Company, respectively.

(b)    The execution and delivery of the other Loan Documents to which Parent Company is a party and the performance by Parent Company of its obligations under such Loan Documents are and will be within Parent Company’s Corporate Power, have been duly authorized by all necessary Corporate Action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Governing Documentation of Parent Company or of any agreement binding upon Parent Company.

(c)     The Credit Agreement as amended by this Sixth Amendment, represents the legal, valid and binding obligations of Borrower and Parent Company, as applicable, enforceable against Borrower or Parent Company, respectively, in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.  The other Loan Documents to which Parent Company is a party represent and will represent the legal, valid and binding obligations of Parent Company, enforceable against Parent Company in accordance with their terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

(d)    No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

IV.                                 Defined Terms.  Except as amended hereby, terms used herein that are defined in the Credit Agreement shall have the same meanings in this Sixth Amendment.

V.                                     Reaffirmation of Credit Agreement.  This Sixth Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as hereby amended, is hereby ratified, approved and confirmed in each and every respect.  All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

VI.                                 Entire Agreement.  The Credit Agreement, as hereby amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.  Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Credit Agreement as hereby amended and the other documents previously executed or executed of even date herewith.

VII.                             Governing Law.  THIS SIXTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  This Sixth Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas.  Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Sixth Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

VIII.                         Severability.  Whenever possible each provision of this Sixth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Sixth Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Sixth Amendment.

IX.                                Execution in Counterparts.  Each party hereto acknowledges that this Agreement may be executed in several counterparts by each party at different times and in different locations; that each separate counterpart bearing the signature of any party may be effectively delivered to the other parties by the delivery of an electronic facsimile sent via telecopier; that each party so delivering any such counterpart shall be bound by its facsimile signature thereon; and that the signature pages from counterparts signed by each party may be collated into one or more copies of this agreement, which shall constitute one and the same agreement among all parties hereto.

X.                                    Section Captions.  Section captions used in this Sixth Amendment are for convenience of reference only, and shall not affect the construction of this Sixth Amendment.

XI.                                Successors and Assigns.  This Sixth Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the respective successors and assigns of Bank.

XII.                            Non-Application of Chapter 346 of Texas Finance Codes.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Credit Agreement as hereby amended or any other Loan Document or the transactions contemplated hereby.

XIII.                        Notice.  THIS SIXTH AMENDMENT, TOGETHER WITH THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY

EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be effective as of the day and year above written.

BORROWER:

WHITTIER OPERATING, INC.,
a Texas corporation

By:
Michael B. Young
Chief Financial Officer

WHITTIER ENERGY COMPANY,
a Nevada corporation

By:
Michael B. Young
Chief Financial Officer

OLYMPIC RESOURCES (ARIZONA) LTD.,
an Arizona corporation

By:
Michael B. Young
Chief Financial Officer

PARENT COMPANY:

WHITTIER ENERGY CORPORATION,
a Nevada corporation

By:
Michael B. Young
Chief Financial Officer

BANK:

COMPASS BANK

By:
Kathleen J. Bowen
Senior Vice President

EXHIBIT A

FORM OF

AMENDED AND RESTATED REDUCING REVOLVING NOTE

$15,000,000.00	Houston, Texas	July 17, 2002

On the dates hereinafter prescribed, for value received, WHITTIER ENERGY COMPANY, a Nevada corporation, and WHITTIER OPERATING, INC., a Texas corporation, and OLYMPIC RESOURCES (ARIZONA) LTD., an Arizona corporation (collectively, “Borrower”), having an address at 333 Clay Street, Suite 1100, Houston, Texas 77002, promises to pay to the order of COMPASS BANK (herein called “Bank”), at its principal offices at 24 Greenway Plaza, Suite 1400A, Houston, Harris County, Texas 77046, (i) the principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) or the principal amount advanced pursuant to the terms of the Credit Agreement (defined herein) as of the date of maturity hereof, whether by acceleration or otherwise, whichever may be the lesser, and (ii) interest on the principal balance from time to time advanced and remaining unpaid from the date of the advance until the “Maturity Date” at a rate of interest equal to the lesser of (a) the “Floating Rate,” calculated on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days elapsed (including the first day but excluding the last day), or (b) the “Maximum Rate.”  Any increase or decrease in interest rate resulting from a change in the Maximum Rate shall be effective immediately when such change becomes effective, without notice to Borrower, unless “Applicable Law” requires that such increase or decrease not be effective until a later time, in which event such increase or decrease shall be effective at the earliest time permitted under the provisions of such law.

All capitalized terms used herein, which are not defined herein, including, but not limited to, the terms Applicable Law, Floating Rate, Maturity Date, Maximum Rate and Security Instruments shall be defined as set forth in the Credit Agreement between Borrower and Bank dated of even date with this Note (the “Credit Agreement”).

This Note is issued pursuant to the Credit Agreement.  Reference is hereby made to the Credit Agreement for a statement of the rights and obligations of the holder of this Note and the duties and obligations of Borrower in relation thereto; but neither this reference to the Credit Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay any outstanding and unpaid principal of and interest on this Note when due, in accordance with the terms of the Credit Agreement.  Each advance and each payment made pursuant to this Note shall be reflected by notations made by Bank on its records and the aggregate unpaid amounts of principal and interest reflected by the notations on the records of Bank shall be deemed rebuttably presumptive evidence of the principal amount owing under this Note.

Intial of Borrower

1

This Note is a revolving credit note and it is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder; but notwithstanding such occurrence, this Note shall remain valid and in full force and effect as to each principal advance made hereunder subsequent to each such occurrence.

This Note is secured by all security agreements, collateral assignments, mortgages and lien instruments executed by Borrower (or by any other party) in favor of Bank or its predecessors, including the Security Instruments executed simultaneously herewith, those executed heretofore and those hereafter executed.

Except as may be expressly provided in the Credit Agreement, Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for Bank, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any Borrower or others liable herefor, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.  Bank may transfer this Note, and the rights and privileges of Bank under this Note shall inure to the benefit of Bank’s representatives, successors or assigns.

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2

This note amends, restates, renews, extends, and rearranges, but does not extinguish, the indebtedness originally evidenced by that certain note executed on July 17, 2002, by Whittier Energy Company and Whittier Operating, Inc., in the original face amount of $15,000,000.00, made payable to the order of Bank

Executed this     day of November 2004, effective as of the 17th day of July 2002.

WHITTIER OPERATING, INC.,
a Texas corporation

By:
Michael B. Young
Chief Financial Officer

WHITTIER ENERGY COMPANY,
a Nevada corporation

By:
Michael B. Young
Chief Financial Officer

OLYMPIC RESOURCES (ARIZONA) LTD.,
an Arizona corporation

By:
Michael B. Young
Chief Financial Officer